IMMEDIATE RELEASE
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                     ISLE OF CAPRI CASINOS, INC. SIGNS
                      DEFINITIVE AGREEMENT TO ACQUIRE
                        LADY LUCK GAMING CORPORATION

         Biloxi, Mississippi, October 6, 1999. Isle of Capri Casinos, Inc. (NASDAQ: ISLE) and Lady Luck Gaming Corporation (NASDAQ: LUCK) announced today that they have entered into a definitive agreement under which Isle of Capri would acquire Lady Luck in a merger transaction. Under terms of the agreement, Lady Luck's common shareholders will receive cash in the amount of $12.00 per share for an aggregate share consideration of approximately $59 million and Isle of Capri will assume all of Lady Luck's outstanding debt in the amount of approximately $177 million. The agreement also provides for the redemption of Lady Luck's outstanding preferred stock in the amount of approximately $22 million. Closing is expected in the first half of 2000 pending the approval of Lady Luck's shareholders and gaming regulators and other contingencies. Andrew Tompkins, the owner of approximately 46% of Lady Luck's common stock, has agreed to vote for the transaction. Lady Luck operates dockside riverboat casinos and hotels in Coahoma and Natchez, Mississippi, and owns a 50% interest in the Lady Luck Casino and Hotel in Bettendorf, Iowa. Lady Luck also has agreements to acquire the Miss Marquette Casino in Marquette, Iowa for $41.7 million and the Lady Luck Casino & Hotel in downtown Las Vegas and certain intellectual property for $45.5 million. Isle of Capri has also agreed to make a secured loan of $16.3 million to Lady Luck in order to assist Lady Luck in consummating the Miss Marquette acquisition in October.

         Isle of Capri also announced that it has entered into a letter of intent to acquire the other 50% interest in Lady Luck's Bettendorf, Iowa facility and related real estate in exchange for approximately 6.3 million shares of Isle of Capri common stock, subject to adjustment in certain circumstances. This interest is owned by members of the family of Bernard Goldstein, Isle of Capri's Chairman and Chief Executive Officer. This transaction is contingent on the completion of Isle of Capri's acquisition of Lady Luck, the approval of Isle of Capri's shareholders and other contingencies. The sellers have the option to receive up to $10 million of their consideration in cash rather than Isle of Capri stock.

         CIBC World Markets has fully underwritten the financing for the transactions and is also acting as financial advisor to Isle of Capri. Wasserstein Perella & Co. and Onyx Partners, Inc. are acting as financial advisors to Lady Luck.

         Bernard Goldstein, Chairman of the Board and Chief Executive Officer of Isle of Capri, said "We are pleased to have reached an agreement with Lady Luck and to have the opportunity to offer our shareholders the benefits of this natural combination. This acquisition takes Isle of Capri to the next level and makes the Company, on a pro forma basis, one of the ten largest public gaming companies in the United States."

         "We believe that the transaction with Isle of Capri will benefit both our company and its stockholders," said Mr. Tompkins, Chairman and Chief Executive Officer of Lady Luck. "The $12.00 per share purchase price represents a significant premium to our stockholders, the bridge


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financing being provided to Lady Luck by Isle of Capri will enable us to conclude the Miss Marquette acquisition without being subject to the uncertainties of the high-yield debt market, and in a consolidating industry, our employees and customers will have an opportunity to be part of a strong company with a significant position in the gaming industry."

         "This transaction allows the Isle of Capri brand to expand to new venues throughout the country in order to give a more diverse product mix to our present and future data base customers," said Isle of Capri's President and Chief Operating Officer, John M. Gallaway. "Lady Luck has a talented management team and seasoned employees whom we welcome to our ever-growing Isle family."

         Isle of Capri owns and operates seven riverboat, dockside and land-based casinos at six locations, including the Isle of Capri Casino, Crowne Plaza Resort in Biloxi, Mississippi; the Isle of Capri Casino & Hotel in Vicksburg, Mississippi; the Isle of Capri Casino & Hotel in Bossier City, Louisiana; two riverboats operating as the Isle of Capri Casino & Hotel in Lake Charles, Louisiana, the Isle of Capri Casino in Black Hawk, Colorado (through a 57% owned subsidiary), and the Isle of Capri Casino in Tunica, Mississippi. The Company also operates Pompano Park Harness Racing Track in Pompano Beach, Florida and through a joint venture, the Enchanted Capri cruise ship, that features an Isle of Capri Casino, sailing from New Orleans, Louisiana.

This press release may be deemed to contain forward-looking statements which are subject to change. These forward looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing and other regulatory approvals, financing sources, development and construction activities, costs and delays, permits, competition and business conditions in the gaming industry. Additional information concerning potential factors that could affect the Isle of Capri's financial condition, results of operations and expansion projects, is included in its filings with the Securities and Exchange Commission, including but not limited to, Isle of Capri's Annual Report on Form 10-K for the fiscal year ended April 25, 1999.

CONTACTS:  Allan B. Solomon, Isle of Capri Casinos, Inc., Executive
             Vice President, 561.995.6660.

           Rex Yeisley, Isle of Capri Casinos, Inc., Chief Financial Officer,
             228.436.7052.

           Rory Reid, Lady Luck Gaming Corporation, Senior Vice President and
             General Counsel, 800.634.6580

NOTE:    Other Isle of Capri Casinos, Inc. press releases and a corporate profile are available by fax at no charge. For a menu of available Isle of Capri Casinos press releases, call 800.758.5804, ext. 145913 or log on to http://www.prnewswire.com. Isle of Capri Casinos, Inc.'s home page is http://www.theislecorp.com.
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